Exhibit (b)(iii)

Execution Version

July 17, 2020

Citibank, N.A. – DR Services Department

388 Greenwich Street

New York, New York 10013

U.S.A.

Attention: Account Management

SoftBank Group Corp.

Alibaba Group Holding Limited

c/o Alibaba Group Services Limited 26/F Tower One

Times Square

1 Matheson Street Causeway Bay, Hong Kong

Master ADS Letter Agreement - SoftBank Group Corp.

Dear Sirs,

Reference is hereby made to the Deposit Agreement, dated as of September 24, 2014, as amended and supplemented from time to time (as so amended and supplemented, the “Deposit Agreement”), by and among Alibaba Group Holding Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), Citibank, N.A., as Depositary (the “Depositary”), and the Holders and Beneficial Owners of American Depositary Shares, including Restricted American Depositary Shares (collectively, “ADSs”), issued thereunder. All capitalized terms used but not defined herein shall have the meaning given to such terms in the Deposit Agreement.

SoftBank Group Corp. (“SoftBank”) intends to contribute Shares it owns, or to cause other SoftBank Entities (as defined below) to contribute Shares they own, to one or more Structural Safekeeping Accounts (including subaccounts, collectively, the “SSA”, and the Shares so contributed to the SSA, the “SSA Shares”) to be established with Citibank, N.A. – New York Branch, as SSA Custodian (the “SSA Custodian”) in such name as SoftBank or one or more SoftBank Entities that SoftBank may designate from time to time to the SSA Custodian pursuant to the Master Custodial Services Agreement for Structural Safekeeping Accounts, dated as of July 16, 2020 (the “SSA Agreement”), by and among the SSA Custodian, SoftBank, as Master Client, and certain of its subsidiaries who from time to time become parties thereto as Clients.

We understand that the SSA Custodian will hold the SSA Shares in an account or accounts at Citibank, N.A. – Hong Kong Branch, as subcustodian (the “Subcustodian”), and that the SSA Shares so contributed to the SSA will be registered in the name of Citi (Nominees) Limited, a nominee of the Subcustodian (the “Nominee”).

From time to time, SoftBank or other SoftBank Entities (as defined below) may enter into one or more transactions (each, a “Transaction” and, collectively, the “Transactions”) involving the monetization of SSA Shares in the form of ADSs (the “SSA ADSs”). The Transactions may comprise a variety of monetization structures, including, but not limited to, the outright sale of SSA Shares in the form of ADSs via public or private resales, margin loans secured by SSA Shares in the form of ADSs, equity collar, put or forward transactions or other derivative transactions involving SSA Shares in the form of ADSs and the sale of securities exchangeable for Shares in the form of ADSs.

A “SoftBank Entity” means (i) SoftBank, or (ii) an entity, the majority of Voting Securities (as defined below) of which (a) as of this letter agreement are and remain, or

(b) during the term of this letter agreement, become and remain, owned, directly or indirectly (including through one or more intermediaries), by SoftBank (it being understood that, for the purposes of the foregoing definition, if an entity owns a majority of the Voting Securities of another entity, the former is deemed to own all of the Voting Securities owned by the latter).

“Voting Securities” of an entity means shares, interests, participations or other equivalents of corporate stock, however designated, of a corporation, and, in the case of an entity that is not a corporation, any and all partnership, limited liability or other equity or ownership interests of such entity, in each case entitling the holders thereof to vote in the election of members of the board of directors or equivalent governing body of such entity.

This letter agreement supplements the Deposit Agreement to accommodate the issuance of ADSs representing SSA Shares in connection with the Transactions. The Company and the Depositary agree that a form of this letter agreement may be filed as an exhibit to the Company’s next Registration Statement on Form F-6 filed in respect of ADSs under the Securities Act of 1933, as amended (the “Securities Act”), if any.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this letter agreement hereby agree, notwithstanding the terms of the Deposit Agreement, as follows:

1.	Depositary Procedures. Subject to compliance with all provisions and procedures set forth in the Deposit Agreement as supplemented by this letter agreement and any Transaction Supplement (as defined below), the Company irrevocably consents, under Section 2.3 of the Deposit Agreement, to (i) the deposit by, or on behalf of, any Depositor (as defined below) of SSA Shares (including, from time to time, SSA Shares from share splits and combinations, stock dividends and similar event, but only to the extent that such securities are underlying the ADSs) with the Depositary at Citibank, N.A. - Hong Kong Branch, as custodian appointed by the Depositary pursuant to the Deposit Agreement (the “DA Custodian”) in connection with the Transactions; and (ii) the issuance and delivery by the Depositary to the order of the relevant Depositor or any security agent, trustee, investor or counterparty, acting pursuant to the terms of a Transaction and identified as such in the relevant Transaction Supplement, as indicated in the corresponding Deposit Certification and Delivery Instruction (as defined below), of the corresponding number of ADSs in respect thereof upon the terms and conditions set forth in the Deposit Agreement as supplemented by the terms of this letter agreement and any Transaction Supplement.

In furtherance of the foregoing, the Company instructs the Depositary, and the Depositary agrees, to establish procedures set forth in this letter agreement to enable the deposit of SSA Shares with the DA Custodian by, or on behalf of, any Depositor as valid deposits of Shares under the Deposit Agreement in order to enable the issuance and delivery by the DA Custodian to the order of, or on the behalf of, the relevant Depositor or any security agent, trustee, investor or counterparty, acting pursuant to the terms of a Transaction and identified as such in the relevant Transaction Supplement, as indicated in the corresponding Deposit Certification and Delivery Instruction, of the corresponding number of SSA ADSs in respect thereof upon the terms and conditions set forth in the Deposit Agreement as supplemented by the terms of this letter agreement and any relevant Transaction Supplement.

Nothing contained in this letter agreement shall in any way (i) obligate the Depositary, or give authority to the Depositary, to accept any Shares for deposit other than the SSA Shares described herein for deposit under the terms hereof, (ii) obligate any Depositor to deposit, or direct the deposit, of any Shares or (iii) restrict the ability of any Depositor to transfer any Shares or deposit any Shares, in each case other than contemplated herein.

For the avoidance of doubt, neither the Depositary nor the Company will require any procedures for, or impose any restrictions on, the issuance, transfer or cancellation of SSA ADSs in addition to the procedures set forth in this letter agreement and any Transaction Supplement, except to the extent required by then applicable law. To the extent that either the Depositary or the Company determines after the date hereof, that an additional procedure or procedures are required by then applicable law for the issuance, transfer or cancellation of SSA ADSs in addition to the procedures set forth in this letter agreement and any Transaction Supplement, it shall promptly provide notice to all the other parties hereto and to any Depositor identified in any Transaction Supplement describing such additional procedure(s) and the reasons for such additional procedures.

2.	Company Assistance. The Company agrees to (i) provide commercially reasonable assistance to the Depositary and to any Depositor (or any other entity, including any security agent, trustee, investor or counterparty, acting pursuant to the terms of a Transaction and identified as such in the relevant Transaction Supplement), upon such party’s request, in connection with the procedures referred to in Section 1 of this letter agreement in accordance with then-applicable law and (ii) to the extent there is a change in applicable law or generally accepted interpretation of applicable law from the one existing on the date hereof (of which change a party asserting such change shall provide a prompt notice to all the other parties hereto) take all commercially reasonable steps requested by the Depositary to ensure that the acceptance of the deposit of the SSA Shares and the issuance of SSA ADSs, in each case upon the terms and conditions set forth herein, do not prejudice any substantial existing rights of Holders or Beneficial Owners of ADSs and do not violate the provisions of the Securities Act or any other applicable laws.

In furtherance of the foregoing:

(a)	The Company acknowledges that one or multiple SoftBank Entities will contribute the SSA Shares to the SSA. The Company further acknowledges that the SSA Custodian will hold the SSA Shares in an account at the Subcustodian and that the SSA Shares so contributed to the SSA will be registered in the name of the Nominee.

(b)	The Company hereby irrevocably consents to the registration of the SSA Shares in the name of the Nominee, the deposit of the SSA Shares under the Deposit Agreement, the “exchange” of the SSA Shares for SSA ADSs, the cancellation of SSA ADSs in “exchange” for the corresponding SSA Shares and the subsequent contribution to the SSA of the corresponding SSA Shares, at any time after the date hereof (whether or not at such time the shareholder books of the Company are closed for transfers, or the books of the Depositary are closed for issuance, cancellation or transfer of ADSs). The Company agrees to recognize the Nominee as the agent of the SoftBank Entities, as relevant, the SSA Custodian and the Subcustodian.

(c)	The Company and the Depositary agree that, until their deposit under the Deposit Agreement and notwithstanding their registration in the name of the Nominee, the SSA Shares shall not be considered “Deposited Securities” under the Deposit Agreement, shall not be considered ADSs issued under the Deposit Agreement, and shall be treated separately from the Shares on deposit under the terms of the Deposit Agreement, and that the owner(s) of the SSA Shares shall be treated as the owner(s) of Shares and separately from the owners of ADSs.

(d)	The Company hereby instructs the Depositary to reserve the applicable number of ADSs from the number of ADSs registered with the U.S. Securities and Exchange Commission under the existing and any future F-6 Registration Statement(s) to enable the deposit of the SSA Shares under the Deposit Agreement and the issuance of ADSs in respect thereof (including, without limitation, by reserving the applicable number of ADSs if, as a result of the cancellation of SSA ADSs Shares are returned to the SSA and may, at a later date, be redeposited for the issuance of SSA ADSs), and agrees to register the applicable number of ADSs under cover of an F-6 Registration Statement should, as a result of a corporate action (e.g., a Share split or free Share distribution) or an amendment to the Deposit Agreement (e.g., a Share-to-ADS ratio change), the number of ADSs so reserved becomes insufficient to enable the deposit of the SSA Shares under the Deposit Agreement and the “exchange” of SSA Shares for SSA ADSs.

(e)	The Company recognizes and agrees that SSA Custodian has, or will have, independent contractual undertakings with the SoftBank Entities which may preclude the SSA Custodian from disclosing information concerning the SSA, the SoftBank Entities and the SSA Shares to the Company.

(f)	The Company recognizes and agrees that the Subcustodian has, or will have, independent contractual undertakings with the SSA Custodian which may preclude the Subcustodian from disclosing information concerning the SSA, the SSA Custodian, the SoftBank Entities and the SSA Shares to the Company.

(g)	The Company confirms that (x) the SSA Shares (i) have been duly authorized, were validly issued, and are fully paid and non-assessable, (ii) rank pari passu in all respects, and are fully fungible (other than with respect to restrictions on transfer under applicable securities laws), with Shares presently on deposit with the DA Custodian under the Deposit Agreement, (iii) have not been stripped of any rights or entitlements by the Company, and will not be stripped of any rights or entitlements by the Company prior to, or upon, deposit with the DA Custodian, and (iv) are, to the Company’s knowledge, free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim in favor of the Company, (y) all statutory pre-emptive rights in favor of the Company with respect to the SSA Shares have been validly waived or exercised, and (z) to the Company’s knowledge, none of the terms of this letter agreement, and none of the Transactions contemplated in this letter agreement, violate any court judgment or order issued against the Company or any material contract to which it is a party.

(h)	The Company agrees that this letter agreement may (with notice to the Company) be supplemented by the Depositary, SoftBank, any SoftBank Entity, any Depositor and other parties (each, a “Transaction Supplement”) in connection with Transactions in order to specify additional undertakings, forms of legal opinions to be delivered, and certain matters relevant to individual Transactions, without any need for further consent by the Company, including pursuant to any Transaction Supplement, provided, however, that copies of any such Transaction Supplements shall be provided to the Company, and, provided further, that all such Transaction Supplements shall comply in all respects with applicable securities laws and shall not be inconsistent with the provisions of the Deposit Agreement.

(i)	Other than the requirements set forth in this letter agreement and as required by applicable law, any Deed of Understanding re Register of Members of the Company, among the Company, one or more SoftBank Entities and Maples Fund Services (Cayman) Limited (including, without limitation, the delivery of a transfer instruction pursuant to such Deed of Understanding re Register of Members of the Company), the Company agrees that: (i) there shall be no conditions or requirements imposed by the Company for the registration of any transferee in connection with any transfer of any SSA Shares and (ii) neither the Company shall request or require any document, thing or object from any holder of any SSA Shares as evidence of that holder’s right to make a transfer of those shares or request or require any fee or other sum be paid to the Company in respect of such transfer.

3.	Limitations on Issuance of SSA ADSs. The Company hereby instructs the Depositary, and the Depositary agrees, upon the terms and subject to the conditions set forth in the Deposit Agreement as supplemented by this letter agreement (including, without limitation, Section 10 of this letter agreement), to issue SSA ADSs within two New York business days of satisfaction of each of the following conditions:

(a)	The SoftBank Entity presenting SSA Shares for deposit (the “Depositor”) (or any other entity, including any security agent, trustee, investor or counterparty, acting pursuant to the terms of a Transaction and identified as such in the relevant Transaction Supplement) shall have delivered to the Depositary a duly completed and signed Deposit Certification and Delivery Instruction substantially in the form attached hereto as Exhibit A and as supplemented by the applicable Transaction Supplement (each, a “Deposit Certification and Delivery Instruction”);

(b)	The Depositor (or any other entity acting pursuant to the terms of a Transaction and identified as such in the relevant Transaction Supplement) shall have delivered to the Depositary evidence reasonably satisfactory to the Depositary of release of all liens on the relevant SSA Shares being deposited, if any; provided, for the avoidance of doubt, that any lien in favor of any secured party in any account existing under the SSA Agreement itself may remain in place;

(c)	The Depositary and the relevant SoftBank Entity shall have entered into a Transaction Supplement to this letter agreement, which shall supplement and form a single agreement with this letter agreement, providing for certain further representations of the SoftBank Entity and any other parties thereto in connection with the relevant Transaction, in each case reasonably satisfactory to the Depositary;

(d)	The Depositary and the Company each shall have received a U.S. securities law opinion from Morrison & Foerster LLP (or such other nationally recognized law firm reasonably acceptable to the Depositary (which may be counsel to the Company, the Depositor, or any investor or counterparty to the Depositor in connection with any Transaction)) in a form and substance reasonably acceptable to the Depositary, which may be the form specified in the relevant Transaction Supplement;

(e)	The Depositary shall have received evidence of the authority, corporate or otherwise, to sign the Transaction Supplement and the Deposit Certification and Delivery Instruction of each party signing the same; and

(f)	The Depositary shall have received payment of the applicable ADS issuance fees and applicable Taxes (as defined in the SSA Agreement and hereinafter used as so defined).

The parties acknowledge and agree that, in connection with the ADS issuances contemplated herein, the Depositary will be relying, inter alia, on (x) the agreement of SoftBank set forth in Section 5 of this letter agreement for the payment of the ADS issuance fees, and (y) the respective representations, warranties and covenants of the SoftBank Entities for the payment of applicable Taxes.

4.	Representations and Warranties of the Parties. Each of the parties hereto represents and warrants solely as to itself and as of the date hereof that:

(a)	it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(b)	it has the power to execute and deliver this letter agreement and to perform its obligations under this letter agreement and has taken all necessary action to authorize such execution, delivery and performance;

(c)	such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d)	all governmental and other consents that are required to have been obtained by it with respect to this letter agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(e)	its obligations under this letter agreement constitute its legal, valid and binding obligations, enforceable in accordance with its respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

5.	Depositary Fees.

(a)	SoftBank shall pay to the Depositary fees for the services provided by the Depositary pursuant to this letter agreement as separately agreed with the Depositary;

(b)	Subject to any other agreements between the Depositor and the Depositary with respect to the manner in which the fees payable to the Depositary hereunder are paid, each Depositor shall pay to the Depositary prior to or upon the issuance of SSA ADSs to (or to the order of) such Depositor, an ADS issuance fee of US$0.05 per ADS issued; and

(c)	Subject to any other agreements between the relevant SoftBank Entity and the Depositary, each SoftBank Entity delivering ADSs for cancellation pursuant to this letter agreement (or on behalf of whom ADSs are so delivered for cancellation) shall pay to the Depositary prior to or upon the cancellation of ADSs, an ADS cancellation fee of US$0.05 per ADS cancelled.

6.	Indemnity.

(a)	Each of the Company and the Depositary acknowledges and agrees that the indemnification provisions of Section 5.8 of the Deposit Agreement shall apply to the acceptance of SSA Shares for deposit, the issuance of SSA ADSs, and the withdrawal of SSA Shares, in each case upon the terms set forth herein, as well as to any other acts performed or omitted by the Depositary as contemplated by this letter agreement.

(b)	SoftBank agrees to indemnify and hold harmless the Depositary, the SSA Custodian, the DA Custodian and any of their respective directors, officers, employees, agents and affiliates from all direct losses, costs, damages and expenses (including Taxes and reasonably incurred and properly documented fees and expenses of legal counsel) and liabilities for any claims, demands or actions (each referred to as a “Loss”) incurred by the Depositary, the SSA Custodian, the DA Custodian or any agent as a result of acting in accordance with the matters referred to in this letter agreement, or the breach of this letter agreement by SoftBank, except any Loss that results from a breach of any explicit representation, confirmation or agreement of the Depositary, the SSA Custodian, the DA Custodian or any agent provided pursuant to this letter agreement. In no event will the Depositary, the SSA Custodian, the DA Custodian or any agent be indemnified for Loss resulting from the Depositary’s, the SSA Custodian’s, the DA Custodian’s or any agent’s negligence, willful misconduct or fraud. All indemnity and hold harmless payments shall be paid by SoftBank within 30 days of the Depositary’s, the SSA Custodian’s or the DA Custodian’s request.

7.	Cooperation. Each of the parties shall, and shall use commercially reasonable efforts to procure that any necessary third parties shall, execute and deliver to the other parties such other instruments and documents and take such other action as is reasonably necessary to fulfill the provisions of this letter agreement in accordance with its terms.

8.	Governing Law and Jurisdiction. This letter agreement shall be interpreted in accordance with, and all the rights and obligations hereunder and provisions hereof shall be governed by, the laws of the State of New York applicable to contracts made and to be wholly performed in that state.

The parties agree that the federal or state courts in the City of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute between them that may arise out of, or in connection with, this letter agreement and, for such purposes, each irrevocably submits to the non-exclusive jurisdiction of such courts.

The Company confirms that it has designated and appointed Corporation Service Company, located at 1180 Avenue of the Americas, Suite 210, New York, NY 10036-8401, U.S.A., as its agent for service of process in any proceedings before any United States Federal or State court sitting in New York City in connection with the Deposit Agreement and this letter agreement.

SoftBank confirms that it has designated and appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, U.S.A., as its agent for service of process in any proceedings before any United States Federal or State court sitting in New York City in connection with the Deposit Agreement and this letter agreement.

Each of the parties irrevocably waives, to the fullest extent permitted by law, any and all rights to trial by jury in any legal proceeding arising out of or in connection with this letter agreement, and any objection that it may now or hereafter have to the laying of venue of any actions, suits or proceedings brought in any court as provided in this Section 8, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties further irrevocably and unconditionally waives, to the fullest extent permitted by law, and agrees not to plead or claim, any right of immunity from legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, from execution of judgment, or from any other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, and consents to such relief and enforcement against it, its assets and its revenues in any jurisdiction, in each case with respect to any matter arising out of, or in connection with, this letter agreement.

9.	Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this letter agreement (including any Transaction Supplement entered into hereunder), shall be in writing and shall be deemed to have been duly given (i) when delivered, if delivered in person, (ii) upon confirmation of receipt, when transmitted by facsimile transmission on a New York business day, (iii) on receipt, after dispatch by registered or certified mail, postage prepaid, (iv) 72 hours after dispatch, if transmitted by a reputable international courier service (with confirmation of delivery), and (v) when sent, if sent by email on a New York business day in each case, addressed as follows:

If to the Company, to:

Alibaba Group Holding Limited

c/o Alibaba Group Services Limited 26/F Tower One, Times Square

1 Matheson Street Causeway Bay Hong Kong

Attention: Corporate Secretary, facsimile: +852 2215 5200

Email: tim.steinert@alibaba-inc.com and jw.zhang@alibaba-inc.com or to any other address which the Company may specify in writing to the parties.

If to the Depositary, to:

(in the case of any Deposit Certification and Delivery Instruction:) Citibank, N.A.

480 Washington Boulevard

Jersey City, New Jersey 07310

U.S.A.

Attention: Christian Glynn

Email: hank.hui@citi.com and ahrum.danker@citi.com

(in the case of any other notices, requests or other communications:) Citibank, N.A.

388 Greenwich Street

New York, New York 10013

U.S.A.

Attention: Depositary Receipts Department, facsimile: +1 212 816 6876

Email: hank.hui@citi.com, ahrum.danker@citi.com and hhraspe@pbwt.com or, in each case, to any other address which the Depositary may specify in writing to the parties.

If to SoftBank or to any other SoftBank Entity, to:

SoftBank Group Corp.

1-9-1, Higashi-Shimbashi

Minato-ku, Tokyo 105-7303 Japan

Attention: Group Management Department, Capital Markets Department

Email: SBGRP-gmnotice@g.softbank.co.jp and SBGRP- cm@g.softbank.co.jp or to any other address which SoftBank may specify in writing to parties.

10.	Force Majeure. Notwithstanding anything contained herein, neither the Depositary nor the Company shall be obligated to do or perform any act hereunder which is inconsistent with the provisions of the Deposit Agreement (except as may be contemplated hereunder) or incur any liability if the Depositary or the Company shall be prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of this letter agreement, by reason of any provision of any present or future law or regulation of the United States, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of the Articles of Association of the Company or any provision of or governing any deposited Shares, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, acts of terrorism, revolutions, rebellions, explosions, computer failure, biochemical incident, any pandemic, epidemic, or similar prevalent disease or illness with an actual or possible threat to human life, quarantine order or similar restriction imposed by any public authority).

11.	Amendment. The terms of this letter agreement may not be amended or modified except by means of an instrument signed by all of the parties hereto. For the avoidance of doubt, any Transaction Supplement may be executed by the Depositary, SoftBank, any SoftBank Entity, any Depositor and other parties but will not require an instrument signed by the Company, provided that a copy of such Transaction Supplement is duly provided to the Company promptly after its execution.

12.	Benefit. The terms of this letter agreement are for the exclusive benefit of the parties hereto and any Depositors (and their successors) and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

13.	Survival. The rights and obligations contained in Sections 5, 6, 7 and 8 of this letter agreement shall survive the modification, termination or expiration of this letter agreement and the completion of any transactions contemplated herein.

14.	Counterparts. This letter agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be executed by their respective officers thereunto duly authorized.

Alibaba Group Holding Limited

By:	/s/ Timothy A. Steinert
Name: Timothy A. Steinert
Title: Company Secretary

CITIBANK, N.A., as Depositary

By:	/s/ Hank Hui
Name: Hank Hui
Title: Director

SoftBank Group Corp

By:	/s/ Yoshimitsu Gotto
Name: Yoshimitsu Gotto
Title: Senior Vice President and CFO

Exhibit A

Form of Deposit Certification and Delivery Instruction DEPOSIT CERTIFICATION AND DELIVERY INSTRUCTION

_________________ ,

Citibank, N.A.,

   as Depositary

ADR Department

388 Greenwich Street

New York, New York 10013

U.S.A.

Attention: Account Management

Re:              Alibaba Group Holding Limited ADSs Dear Sirs:

Reference is hereby made to (i) the Deposit Agreement, dated as of September 24, 2014, as amended and supplemented from time to time (the “Deposit Agreement”), by and among Alibaba Group Holding Limited (the “Company”), Citibank, N.A., as Depositary (the “Depositary”), and the Holders and Beneficial Owners of American Depositary Shares (“ADSs”) issued thereunder and (ii) the Master ADS Letter Agreement, dated as of July 17, 2020 (the “ADS Letter Agreement”), by and among the Company, the Depositary and SoftBank Group Corp. and (iii) the Transaction Supplement to the Master ADS Letter Agreement, dated as of [month] [day], [year] (the “Transaction Supplement”), by and among the [parties to Transaction Supplement]1. Capitalized terms used but not defined herein shall have the meanings given to them in the ADS Letter Agreement unless otherwise defined in the Transaction Supplement.

[Depositor], as depositor of SSA Shares (the “Depositor”), hereby deposits [        ] SSA Shares (the “Deposited Shares”) with the Depositary and requests the issuance and delivery by the Depositary of the corresponding [freely transferable ADSs/RADSs].

The Depositor hereby certifies to the Depositary that the Depositor is authorized to deposit the Deposited Shares.

________________________

1 Parties to Transaction Supplement may include brokers and dealers in addition to the Depositor and the Depositary, as relevant.

Exhibit A-2

The Depositor hereby represents and warrants to the Depositary as of the date hereof that, in addition to any further representations of the Depositor set forth in the relevant Transaction Supplement, if any:

(a)	it is duly authorized to deposit the Deposited Shares; and

(b)	it has paid all applicable fees and Taxes due and payable in respect of the deposit of SSA Shares and the issuance of the corresponding SSA ADSs at the date of deposit.

[The Depositor hereby represents and warrants to the Depositary that the representations of the Depositor set forth in section [●] (“Representations upon Deposit”) of the Transaction Supplement are true and correct as of the date hereof.]

The Depositor hereby covenants to the Depositary as follows:

(a)	The Depositor shall certify to the Depositary that all representations and warranties made by it set forth in the relevant Transaction Supplement delivered to the Depositary are true.

(b)	The Depositor shall pay any Taxes (as defined in the SSA Agreement) imposed by any governmental authority, for which such Depositor is liable, and file any applicable information and/or tax returns that arise from (x) the Transactions to which such Depositor is a party, (y) the execution, delivery or registration of, or otherwise with respect to, the transaction documents to which it is a party, or (z) such Depositor’s obligations hereunder or thereunder.

The Depositor hereby agrees to indemnify and hold harmless the Depositary, the SSA Custodian, the DA Custodian and any of their respective directors, officers, employees, agents and affiliates against, and hold each of them harmless from, any direct loss, liability, tax, charge or expense of any kind whatsoever (including, but not limited to, Taxes, the reasonable fees and expenses of counsel) arising from a breach of any of the representations and warranties or the covenants made hereby.

Subject to the Depositary’s receipt of the requisite legal opinion pursuant to Section 3(c) of the ADS Letter Agreement[ and the requisite representation letter from the Depositor pursuant to Section [●] of the Transaction Supplement], the Depositor hereby instructs the Depositary to issue and deliver the number of applicable [freely transferable ADSs/RADSs] corresponding to the Deposited Shares by means of [book-entry transfer to DTC to the account of [                   ]] specified below:

[DTC Participant No.: [                          ]

Securities account No.: [                         ]

Contact Person at DTC Participant: [                          ]

Daytime Telephone Number of Contact Person at DTC Participant: [                          ]

Email of Contact Person at DTC Participant: [                          ]

[RADS registration and legend - TBD]]2

[Signature page follows]

________________________

2 Include necessary information

Exhibit A-3

The Depositor has caused this Deposit Certification and Delivery Instruction to be executed and delivered on its behalf by its respective officers thereunto duly authorized as of the date set forth above.

[Depositor]

By:
Name:
Title:

Exhibit A-4